EXHIBIT 10.23

LETTER AGREEMENT

W. James Hindman

2322 Nicodemus Road

Westminster, Maryland 21157

Dear Jim:

This letter sets forth certain agreements between you (“Guarantor”) and Avatech Solutions, Inc. and Avatech Solutions Subsidiary, Inc. (together, “Avatech”).

On October 28, 2004, Avatech secured a $700,000 line of credit (the “Line”) from K Bank (“Bank”) based on your personal guaranty (“Guaranty”) of the Line. The Line matures, and is due and payable, on the date the Guaranty terminates, currently February 15, 2005. In exchange for your agreement to extend the Guaranty so that it will remain effective until October 27, 2005 (the “Termination Date”), the Company agrees to pay to you a Guaranty commitment fee consisting of cash payments and three year warrants to purchase Avatech common stock, all as follows:

1. Avatech shall pay to you, on or before December 31, 2004, the sum of $28,000 (the “Cash Fee”). The Cash Fee shall be payable notwithstanding any pre-payment or discharge of the Line, and earlier termination of the Guaranty as a result thereof, prior to the Termination Date.

2. Avatech shall immediately issue to you a warrant to purchase 100,000 shares of Avatech common stock. The warrant shall have a term of three years from the issue date, shall have an exercise price equal to the closing price of Avatech’s common stock on today’s date, and shall be exercisable during its term notwithstanding any pre-payment or discharge of the Line, and earlier termination of the Guaranty as a result thereof, prior to the Termination Date.

3. You agree to execute and deliver to Bank a new guaranty that will be effective until October 27, 2005.

If you agree to the foregoing, please execute this letter agreement in the space indicated below and return a fully executed copy to Avatech.

Sincerely,

/s/ Christopher D. Olander
Christopher Olander
Executive Vice President

Accepted and agreed as of the 6th day of December, 2004:

/s/ W. James Hindman
W. James Hindman

No. W-	______
Shares

Avatech Solutions, Inc.

A Delaware Corporation

Common Stock, Par Value $.01 per Share

Stock Purchase Warrant

W. James Hindman, or his assigns, or the bearer of this warrant, is entitled, upon presentation of this Warrant and surrender of this Warrant at the offices of Avatech Solutions, Inc. (the “Company”), to subscribe for, purchase, and receive                      (            ) shares of the Company’s Common Stock for a purchase price of Thirty-Five Cents ($.35) per share, provided, however, that no fractional shares will be issued. Upon such payment, the Company agrees to cause to be issued, in the name of such person, assignee, or bearer, the shares so purchased.

In the event of the declaration and payment of share dividends by the Company on its Common Stock, or any split-up of the Common Stock, or recapitalization of the Company which changes the issued and outstanding shares of Common Stock, additional shares of Common Stock may be deliverable to the holder hereof upon its exercise without additional consideration, or the exercise price per share may be adjusted in the appropriate manner.

The purchase privilege herein contained shall expire on December 6, 2007.

Dated as of December 6, 2004.

Avatech Solutions, Inc.

By:	/s/ Donald R. (Scotty) Walsh
Donald R. (Scotty) Walsh
Chief Executive Officer